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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(AMENDMENT NO     )*

MacroGenics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

556099 10 9

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 14 Pages

Cusip No. 556099 10 9	13G	Page 2 of 14 Pages

1	NAME OF REPORTING PERSONS InterWest Partners VIII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 1,841,159
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,841,159
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,841,159
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.4%
12	TYPE OF REPORTING PERSON PN

Page 2 of 14 Pages

Cusip No. 556099 10 9	13G	Page 3 of 14 Pages

1	NAME OF REPORTING PERSONS InterWest Investors VIII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 14,802
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 14,802
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,802
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

Page 3 of 14 Pages

Cusip No. 556099 10 9	13G	Page 4 of 14 Pages

1	NAME OF REPORTING PERSONS InterWest Investors Q VIII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 52,755
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 52,755
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,755
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

Page 4 of 14 Pages

Cusip No. 556099 10 9	13G	Page 5 of 14 Pages

1

NAME OF REPORTING PERSONS

InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 1,908,716
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,908,716
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%
12	TYPE OF REPORTING PERSON OO

Page 5 of 14 Pages

Cusip No. 556099 10 9	13G	Page 6 of 14 Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners VIII) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 14 Pages

Cusip No. 556099 10 9	13G	Page 7 of 14 Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 14 Pages

Cusip No. 556099 10 9	13G	Page 8 of 14 Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 14 Pages

Cusip No. 556099 10 9	13G	Page 9 of 14 Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 14 Pages

Cusip No. 556099 10 9	13G	Page 10 of 14 Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners VIII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 14 Pages

ITEM 1.

(a)	NAME OF ISSUER : MacroGenics, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

9640 Medical Center Drive Rockville, MD 20850

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners VIII, LP (“IWP VIII”)

InterWest Investors VIII, LP (“II VIII”)

InterWest Investors Q VIII, LP (“IIQ VIII”)

InterWest Management Partners VIII, LLC (“IMP VIII”)

Harvey B. Cash (“Cash”)

Philip T. Gianos (“Gianos”)

W. Stephen Holmes III (“Holmes”)

Gilbert H. Kliman (“Kliman”)

Arnold L. Oronsky (“Oronsky”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Suite 200, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VIII: II VIII: IIQ VIII: IMP VIII: Cash: Gianos: Holmes: Kliman: Oronsky:	California California California California United States United States United States United States United States

Page 11 of 14 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 556099 10 9

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

	IWP VIII	II VIII	IIQ VIII	IMP VIII (1)
Beneficial Ownership	1,841,159	14,802	52,755	1,908,716
Percentage of Class	7.4%	Less than 0.1%	0.2%	7.6%
Sole Voting Power	1,841,159	14,802	52,755	1,908,716
Shared Voting Power	0	0	0	0
Sole Dispositive Power	1,841,159	14,802	52,755	1,908,716
Shared Dispositive Power	0	0	0	0

	Cash (2)	Gianos (2)	Holmes (2)
Beneficial Ownership	1,908,716	1,908,716	1,908,716
Percentage of Class	7.6%	7.6%	7.6%
Sole Voting Power	0	0	0
Shared Voting Power	1,908,716	1,908,716	1,908,716
Sole Dispositive Power	0	0	0
Shared Dispositive Power	1,908,716	1,908,716	1,908,716

	Kliman (2)	Oronsky (2)
Beneficial Ownership	1,908,716	1,908,716
Percentage of Class	7.6%	7.6%
Sole Voting Power	0	0
Shared Voting Power	1,908,716	1,908,716
Sole Dispositive Power	0	0
Shared Dispositive Power	1,908,716	1,908,716

(1)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.
(2)	Cash, Gianos, Holmes, Kliman and Oronsky are Managing Directors of IMP VIII.

Page 12 of 14 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited liability company operating agreement of IMP VIII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

EXHIBITS

Joint Filing Statement attached as Exhibit A.

Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

By:	/s/ Harvey B. Cash
Name:	Harvey B. Cash	INTERWEST PARTNERS VIII, LP

		By:	InterWest Management Partners VIII, LLC
its General Partner
By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos
		By:	/s/ W. Stephen Holmes
By:	/s/ W. Stephen Holmes		Managing Director
Name:	W. Stephen Holmes
INTERWEST INVESTORS VIII, LP

By:	/s/ Gilbert H. Kliman	By:	InterWest Management Partners VIII, LLC
Name:	Gilbert H. Kliman		its General Partner

By:	/s/ Arnold L. Oronsky	By:	/s/ W. Stephen Holmes
Name:	Arnold L. Oronsky		Managing Director

INTERWEST INVESTORS Q VIII, LP

		By:	InterWest Management Partners VIII, LLC
its General Partner

		By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

		By:	/s/ W. Stephen Holmes
Managing Director

Page 14 of 14 Pages